As Filed With the Securities and Exchange Commission on January 9, 2006

Registration No. 333-105023

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

MICRO THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	33-0569235
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2 Goodyear, Irvine, California 92618

(949) 837-3700

(Address, including zip code, and telephone number, including area code of registrant’s principal executive offices)

1996 Stock Inventive Plan

Employee Stock Purchase Plan

(Full title of the plan)

Thomas C. Wilder, III

President and Chief Executive Officer

Micro Therapeutics, Inc.

2 Goodyear, Irvine, California 92618

(949) 837-3700

(Name, address, including zip code, and telephone number, including area code of agent for service)

Copy to:

Bruce Feuchter, Esq.

Stradling Yocca Carlson & Rauth

660 Newport Center Drive, Suite 1600

Newport Beach, California 92660

(949) 725-4000

EXPLANATORY NOTE: DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 filed with the Securities and Exchange Commission on May 6, 2003 (Registration No. 333-105023) (the “Registration Statement”) deregisters shares of the common stock of Micro Therapeutics, Inc. (the “Company”), par value $0.001 per share, that had been registered for issuance under the Company’s 1996 Stock Incentive Plan and Employee Stock Purchase Plan.

Pursuant to an Agreement and Plan of Merger, dated as of November 14, 2005, by and among ev3 Inc., a Delaware corporation (“Parent”), Micro Investment, LLC, a Delaware limited liability company (“Merger Sub”) and a wholly-owned subsidiary of Parent, and the Company, Merger Sub will be merged with and into the Company with the Company surviving the merger as a wholly-owned subsidiary of Parent (the “Merger”). On January 6, 2006, the effective time of the Merger, all of the issued and outstanding shares of common stock of the Company were cancelled and automatically converted into the right to receive 0.476289 shares of Parent common stock, and all outstanding options were adjusted by the exchange ratio and assumed by Parent. As a result, the Company has terminated all offerings of its common stock pursuant to existing registration statements, including the Registration Statement. In accordance with an undertaking made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any shares of the Company’s common stock which remain unsold at the termination of the offering, the Company hereby removes from registration all shares of its common stock registered under the Registration Statement which remain unsold as of the effective time of the Merger.

2

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvine, State of California, on this 9th day of January, 2006.

MICRO THERAPEUTICS, INC.

By:	/s/ Thomas C. Wilder, III
Thomas C. Wilder, III
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date
/s/ Thomas C. Wilder, III Thomas C. Wilder, III	President, Chief Executive Officer, Acting Chief Financial Officer and Director (Principal Executive and Financial Officer)	January 9, 2006

/s/ James Corbett James Corbett	Chairman of the Board	January 9, 2006

/s/ Richard Emmitt Richard Emmitt	Director	January 9, 2006

/s/ Dale A. Spencer Dale A. Spencer	Director	January 9, 2006

/s/ Richard D. Randall Richard D. Randall	Director	January 9, 2006

/s/ George Wallace George Wallace	Director	January 9, 2006

/s/ Elizabeth Weatherman Elizabeth Weatherman	Director	January 9, 2006